SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                 (AMENDMENT NO  )

 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {  } Preliminary Proxy Statement
      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 {  } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 {  } Fee paid previously with preliminary materials.
 {  } Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:


 August 27, 1998


 Dear Fellow Employee:

 As you undoubtedly have seen and heard, AlliedSignal is waging a massive public relations campaign to try to drum up support for its opportunistic $44.50 offer. I can assure you that their calculated effort to attack AMP and its value will not succeed. Our job, as always, is to stay focused on protecting the interests of our shareholders, employees and other constituencies, and we are confident that we have chosen the right course with our strategic plan.

 Many of you have questions about AlliedSignal's tender offer and upcoming consent solicitation, and the impact of these events on the AMP shares you may own directly or as a participant in the 401(k) plans. Let me address some of these issues:

     o AlliedSignal's tender offer has a scheduled expiration date of September 11, 1998. In reality, that date has little significance. The offer is subject to numerous conditions -- such as the elimination of AMP's rights plan -- and I can assure you that these conditions cannot be met by September 11. AlliedSignal can be expected to extend its offer for a substantial period of time, and even shareholders who may ultimately wish to consider the offer have no need to tender their shares now.

     o AlliedSignal also intends to engage in a consent solicitation, asking AMP shareholders to more than double the size of the Board and "pack" the Board with 17 AlliedSignal officers and directors. These AlliedSignal insiders, if elected, would constitute a majority of our Board and, not surprisingly, would support the AlliedSignal takeover.

     o AMP will be conducting an active countersolicitation, asking our shareholders to oppose AlliedSignal's solicitation of consents. Only shareholders of record on October 15, 1998 will be eligible to vote, so you can expect that this solicitation will not begin in earnest until mid-October.

     o We believe that AlliedSignal's desire to pack AMP's Board with 17 of its own officers and directors is particularly outrageous and would create irreconcilable conflicts of interest. It is hard to imagine a circumstance in which AlliedSignal's nominees would want to continue our efforts to increase the value of AMP. It is, after all, in AlliedSignal's own interest to pay our shareholders as low a price as possible for their shares.

     o AMP's Board recently amended our shareholder rights plan in order to protect AMP's shareholders, employees and other constituencies. AlliedSignal has complained long and loud about this -- just as we expected they would -- because the amendments were designed to prevent AlliedSignal from buying AMP on the cheap. The rights plan now provides that if AMP's independent directors cease to constitute a majority of the Board, the rights plan could not be "redeemed" until November 1999.

     o The effect of the rights plan, as amended, is that if AlliedSignal places its nominees on AMP's Board, AMP could not be sold until November 1999 giving AMP the opportunity to realize the benefits of its profit improvement plan. Of course, once AMP has demonstrated the ability to meet -- and hopefully beat -- the profit improvement plan, AMP will no longer be a bargain purchase opportunity for AlliedSignal, which may well cause it to lose interest.

     o As evidence of its confidence in the AMP management team and in all of our employees -- and in the expected results of our strategic program -- our Board also resolved not to adopt a new shareholder rights plan for at least 6 months following the expiration of our existing plan in November 1999.

 Finally, I want to reiterate what I said about our profit improvement plan at our Town meeting on Monday: we are accelerating its implementation with a renewed spirit and an absolute determination to make AMP a stronger and more competitive company for all of us.

 I will continue to provide you with regular updates as events develop -- and you should feel free to contact me with any thoughts or questions you may have.

 Remember: Our best response to AlliedSignal's opportunistic offer is to really move the performance needle. Please direct your energy and skills to making AMP the premier company we know it to be. And, of course, for those of you that are shareholders, we urge you not to tender your shares to AlliedSignal and we ask you to oppose their solicitation of consents.

 These are challenging times for AMP, and I need your support. Our customers are counting on us, and it is vital that we not let them down.



 Robert Ripp




 Chairman and CEO



 TO BE PRINTED ON REVERSE SIDE OF LETTER
 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management of AMP: Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations) and Mary Rakoczy (Manager, Shareholder Services). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") to act as its financial advisor in connection with the AlliedSignal Offer, for which CSFB will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. CSFB is an investment banking firm that provides a full range of financial services for institutional and individual clients. CSFB does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In the normal course of its business, CSFB regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB and its associates having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of August 19, 1998, CSFB had a net long position of 124,466 shares of AMP common stock.